Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

     We hereby consent to the references to our firm in this Annual Report on Form 10-K (including any amendments thereto) filed by Sara Creek Gold Corp. to our estimates of reserves and value of reserves and our reports on reserves as of September 1, 2013 for the D.E.E.P. Property, Midway-Sunset Field prepared for SCNRG, LLC.  We also consent to the inclusion of our reports dated September 1, 2013 as an exhibit included in such Annual Report.

Chapman Petroleum Engineering Ltd.

/s/ C.W. Chapman, P. Eng.
C.W. Chapman, P. Eng.
President

445, 708 11th Avenue S.W., Calgary, Alberta
July 21, 2014